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                                                                       EXHIBIT D


                       PREFERRED STOCK PURCHASE AGREEMENT

                        T/SF COMMUNICATIONS CORPORATION
                             2407 East Skelly Drive
                             Tulsa, Oklahoma 74105

                                  July 1, 1997



TO:  Tensing, L.L.C.
     29th Floor
     1211 Avenue of the Americas
     New York, New York  10036


     The undersigned, T/SF Communications Corporation, a Delaware corporation (the "Company"), hereby agrees with you as follows:

1.   AUTHORIZATION AND SALE OF THE PREFERRED STOCK

     1.1 Authorization. The Company represents and warrants to you and covenants with you that the following will be duly and validly authorized on or before the Closing Date (as defined below):

          (a) the issuance and delivery, pursuant to the terms and conditions hereof, of 150,000 shares of the Company's 9% Convertible Preferred Stock, par value $10.00 per share (the "Preferred Stock"); and

          (b) the issuance and delivery of those shares of the Company's Common Stock, par value $0.10 per share ("Common Stock"), into which the Preferred Stock is convertible.

     1.2 Sale. Subject to the terms and conditions hereof, the Company will issue and sell to you and you will purchase from the Company, the Preferred Stock at an aggregate purchase price of $5,550,000 (the "Purchase Price").

2.   CLOSING DATE; DELIVERY

     2.1 Closing Date. The closing of the purchase and sale of the Preferred Stock (the "Closing") shall be held at the place and on the date of the acceptance of the tenders pursuant to the Tender Offer (as defined in Section 5.1(d) below) or at such other time and place as the Company and you may mutually agree in writing (the "Closing Date"); provided, however, that,
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if the Closing shall not have occurred on or before October 31, 1997, this
Agreement shall terminate on such date, unless such date is extended by mutual written agreement of you and the Company.

     2.2 Delivery. At the Closing, subject to the terms of this Agreement, the Company will deliver to you or your representative certificates representing the Preferred Stock against payment by you at the Closing of the Purchase Price by wire transfer or certified check in accordance with the instructions of the Company. The Company shall pay all transfer, issuance and other similar taxes, if any, imposed by any governmental authority in respect of the issuance and sale of the Preferred Stock contemplated by this Agreement.

3.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

     The Company hereby represents and warrants to you and covenants with you as follows:

     3.1 Organization and Standing. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified, licensed or domesticated as a foreign corporation in all jurisdictions where the nature of its business conducted or the character of its properties owned or leased makes such qualification, licensing or domestication necessary at this time except in those jurisdictions where the failure to be so qualified or licensed and in good standing does not and will not have a materially adverse effect on the Company, the conduct of its business or the ownership or operation of its properties.

     3.2 Corporate Power. The Company has now, and will have at the Closing Date, all requisite legal and corporate power to enter into this Agreement, to issue the Preferred Stock hereunder, to issue the shares of Common Stock issuable upon conversion of the Preferred Stock, and to carry out and perform its obligations under this Agreement.

     3.3  Authorization.

          (a) All corporate action on the part of the Company necessary for the sale and issuance of the Preferred Stock pursuant hereto and the performance of the Company's obligations hereunder has been taken or will be taken on or prior to the Closing Date. This Agreement has been duly executed and delivered on behalf of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting enforcement of creditors' rights.

          (b) The Preferred Stock, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any

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     liens or encumbrances; provided, however, that the Preferred Stock will be subject to restrictions on transfer under state and/or federal securities laws (and as may be required by future changes in such laws) and will be subject to the terms of the Stockholders Agreement entered into by the Company, you and certain other stockholders of the Company contemporaneously herewith (the "Stockholders Agreement").

          (c) No stockholder of the Company or any other person has any right of first refusal or any preemptive right in connection with the issuance of the Preferred Stock hereunder or of any other capital stock of the Company, except as set forth in the Stockholders Agreement.

     3.4 No Conflicting Agreements. Neither the execution and delivery of this Agreement by the Company nor the offering, issuance and sale of the Preferred Stock hereunder, nor the fulfillment of or compliance with any of the terms or provisions hereof will:

          (a) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, the Certificate of Incorporation or Bylaws of the Company or any agreement, license or other instrument or obligation to which the Company is a party or by which the Company or its assets are bound;

          (b) result in the violation of any provision of any applicable law, rule, regulation or ordinance or any order, decree, writ or injunction of any court or administrative agency or governmental authority by which the Company is bound; or

          (c) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever upon any of the assets or properties of the Company.

The Company is not subject to any agreement, mortgage, lease, license or other instrument, or any judgment, order, decree, or authorization of any court or governmental agency or authority, which could prevent or materially impair the Company from carrying out this Agreement.

     3.5 Consents. Except for the filing of the Certificate of Designation (as defined in Section 5.1(b) below) and any filings which may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent from, or other approval of, or the making of any declaration or filing with, any governmental entity or any other person is necessary in connection with the execution, delivery or performance of this Agreement by the Company. The Company will cause the Certificate of Designation to be filed with the Secretary of State of the State of Delaware prior to the Closing.

     3.6 Actions Pending. There is no action, proceeding or investigation pending or (to the knowledge of the Company) threatened (or any basis in fact therefor known to the Company)

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which questions the validity or legality of or seeks damages in connection with this Agreement or any action taken or to be taken pursuant to this Agreement.

     3.7 Disclosure. Neither the Company's annual report on Form 10-K for its fiscal year ended December 31, 1996, as amended, nor the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1997, contained, as of its respective date of filing, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. No document filed by the Company with the Securities and Exchange Commission between the date hereof and the Closing Date will contain, as of its date of filing, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND RESTRICTIONS ON TRANSFER IMPOSED BY THE SECURITIES LAWS

     4.1 Representations and Warranties by Purchaser. You represent and warrant to the Company as follows:

          (a) You are experienced in evaluating and investing in companies such as the Company and are capable of bearing the economic risks of an investment in the Company. You and your "affiliates" (as defined in Section 6.2 below) are experienced professional investment advisors and have been stockholders of the Company since at least September 1995. As of the date hereof, you and your affiliates own, in the aggregate, 487,506 shares of the Company's Common Stock.

          (b) You have been furnished by the Company with all information requested concerning the current and proposed operations, financial affairs and business of the Company. You have had the opportunity to discuss the Company's business, management and financial affairs with its officers and have had the opportunity to review the Company's plan of operation to your reasonable satisfaction. You understand that such discussions and any other written information issued by the Company, were intended to describe certain aspects of the Company's business and prospects which it believes to be material but were not necessarily a thorough or exhaustive description.

          (c) You acknowledge that you have made your own independent examination, investigation, analysis and evaluation of the Company, including your own estimate of the value of the Company's business.

          (d) You acknowledge that you have undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of the Company) as you deem adequate, including that described above.

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          (e) The Preferred Stock is being acquired by you for your own account, for investment purposes only and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

          (f) You understand that the Preferred Stock has not been registered under the Securities Act by reason of its issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and that the Preferred Stock must be held by you indefinitely and you must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration. You understand that the Company is under no obligation to register the Preferred Stock (or shares of Common Stock issuable upon conversion of the Preferred Stock) under the Securities Act on your behalf or to assist you in complying with any exemption from registration.

          (g) You are an accredited investor as that term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

          (h) At the time of the Closing, the purchase and holding of the Preferred Stock (and the Common Stock issuable upon conversion of the Preferred Stock) will be legally permitted by all laws and regulations and agreements to which you are subject except to the extent filings may be required under the HSR Act.

          (i) You have the full right, power and authority to enter into and perform this Agreement, and this Agreement has been duly executed and delivered on your behalf and constitutes a legal, valid and binding obligation upon you except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting enforcement of creditors' rights.

     4.2 Legends. Each certificate representing the Preferred Stock (or the Common Stock issuable upon conversion of the Preferred Stock) shall be endorsed with a legend substantially in the following form:

     THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY OTHER SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE SECURITIES ACT OF 1933 AND ANY OTHER APPLICABLE SECURITIES LAWS, OR RECEIPT BY THE CORPORATION OF AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER SUCH ACTS.

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The Company need not register a transfer of such legended Preferred Stock (or
Common Stock), and may also instruct its transfer agent, if any, not to register the transfer of such Preferred Stock (or Common Stock), unless the conditions specified in the foregoing legend are satisfied.

5.   CONDITIONS TO CLOSING

     5.1 Conditions to Your Obligations. Your obligation to purchase the Preferred Stock at the Closing is subject to the fulfillment to your reasonable satisfaction on or prior to the Closing Date of the following conditions (any of which may, at your discretion, be waived):

          (a) The representations and warranties made by the Company in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date; and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date.

          (b) The Company shall have caused to be filed with the Secretary of State of the State of Delaware a Certificate of Designation providing for and designating the amount, relative rights, preferences, qualifications, limitations and restrictions of the Preferred Stock, substantially in the form of Exhibit A hereto (the "Certificate of Designation"). You shall have received a copy of the Certificate of Designation, certified by the Secretary of State of the State of Delaware, and a certificate of an officer of the Company to the effect that the Certificate of Designation has not been amended since the date of such certified copy and is in full force and effect on the Closing Date.

          (c) There shall be no action, suit, investigation or proceeding pending or threatened against or affecting you or the Company, any of your or the Company's respective properties or rights, or any of your or the Company's respective affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin or prevent the consummation of or otherwise affect any of the transactions contemplated by this Agreement or the Stockholders Agreement, or (ii) questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions, and there shall be no valid basis for any such action, proceeding or investigation.

          (d) The applicable conditions to the proposed tender offer by the Company to purchase for cash up to 2,050,000 shares of the Company's Common Stock (the "Tender Offer") shall have been either fulfilled or waived and the tenders received pursuant to the Tender Offer shall have been accepted for no less than 1,700,000 shares of the Company's Common Stock (which shares shall not include any shares held by Howard G. Barnett, Jr. or J. Gary Mourton on the date hereof other than shares held for their benefit in individual retirement accounts and the Company's Savings and Retirement
     Plan).

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          (e) There shall not have occurred or become known any material adverse change with respect to the condition (financial or otherwise) or operations of the Company since March 31, 1997, other than the transactions contemplated in this Agreement.

     5.2 Conditions to Obligation of the Company. The Company's obligation to sell and issue the Preferred Stock to you at the Closing is subject to the fulfillment to the Company's reasonable satisfaction on or prior to the Closing Date of the following conditions (any of which may, at the Company's discretion, be waived):

          (a) The representations and warranties made by you in Section 4 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date.

          (b) The applicable conditions to the Tender Offer shall have been either fulfilled or waived and the tenders received pursuant to the Tender Offer shall have been accepted for no less than 1,700,000 shares of the Company's Common Stock.

          (c) There shall be no action, suit, investigation or proceeding pending or threatened against or affecting the Company, any of its properties or rights, or any of its affiliates, associates, officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin or prevent the consummation of or otherwise affect any of the transactions contemplated by this Agreement or the Stockholders Agreement, or (ii) questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions, and there shall be no valid basis for any such action, proceeding or investigation.

          (d) No Change in Control Event (as defined in Section 7.2 below) shall have occurred; provided, however, that this condition shall be deemed to have been satisfied if the condition set forth in Section 5.2(b) shall have been fulfilled.

          (e) The Company shall not have become aware of any facts that are or may be materially adverse with respect to the value of the Company which, due to the fiduciary obligations of the Company's Board of Directors or otherwise, the Company's Board of Directors determines that the transactions contemplated by this Agreement are not in the best interests of the Company's stockholders; provided, however, that this condition shall be deemed to have been satisfied if the condition set forth in Section 5.2(b) shall have been fulfilled.

6.   CONFIDENTIALITY; STANDSTILL

     6.1 Confidentiality. From and after the date of this Agreement and until the earlier of the Closing Date or the termination of this Agreement, you will, and will cause each of your

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affiliates (as defined in Section 6.2 below), employees, agents and representatives, to keep confidential and not publicly disclose to any third party (other than your affiliates, employees, agents and representatives), any information relating to the business, properties and affairs of the Company, including without limitation the existence of the proposed Tender Offer unless
(a) you receive the prior written consent of the Company, (b) such information becomes publicly known through other means, or (c) you are required by law to disclose such information. You and the Company agree to fully cooperate in all reasonable respects with respect to any Schedule 13D filings under the Exchange Act and any amendment thereto, which may be necessary as a result of the transactions contemplated by this Agreement or the Stockholders Agreement and to coordinate any such filings.

     6.2 Standstill. Until the earlier of the consummation of the Tender Offer or the termination of this Agreement, you and your "affiliates" (as defined in Rule 12b-2 of the Exchange Act) will not, without the prior written consent of the Company, other than pursuant to this Agreement:

          (a) purchase or otherwise acquire, offer to acquire or agree to acquire, whether by transactions over any securities exchange or any national or other quotation systems, by any other over-the-counter transaction, by private transactions with third parties, by tender offer or by any other means, directly or indirectly, any securities of the Company, or any direct or indirect rights or options to acquire any such securities or any securities convertible into such securities (collectively, "Securities");

          (b) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" to vote (as such terms are defined in the Exchange Act), solicit any consent or communicate with or seek to advise or influence any person or entity with respect to the voting of, any Securities or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act);

          (c) form, join or in any way participate pursuant to any agreement, understanding or other arrangement, whether written or oral, in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Securities;

          (d) deposit any Securities into a voting trust or subject any Securities to any arrangement or agreement with respect to the voting thereof;

          (e) initiate, propose or otherwise solicit stockholders for the approval of one or more proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act;

          (f) otherwise act, alone or in concert with others, to seek to control or influence in any manner the management, the Board of Directors or the policies of the Company;

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          (g) solicit, seek to effect, negotiate with or provide any information to any third party with respect to, or make any statement or proposal, whether written or oral, to the Board of Directors of the Company or any director or officer of the Company or otherwise make any public announcement or proposal whatsoever with respect to any form of merger, business combination or other similar transaction with or involving the Company; or

          (h) instigate or encourage any other person to do any of the foregoing.

     6.3 Additional Parties. Jeffrey Tannenbaum ("Tannenbaum") and Fir Tree, Inc. d/b/a Fir Tree Partners have joined in the execution of this Agreement to evidence their agreement to be bound by the terms and provisions of this Article 6 and Article 7 below. As used in this Article 6 and Article 7 below, the terms "you" and "your" shall be deemed to include such parties.

7.   FINANCING; TERMINATION

     7.1 Financing. Until July 31, 1997, the Company and you shall each use commercially reasonable efforts to obtain a mutually acceptable term sheet from a mutually acceptable financial institution (or group of financial institutions) with respect to such financing as the Company, in its sole discretion, deems is necessary in connection with the Tender Offer. If such a term sheet is obtained on or before such date, the Company agrees to pursue the financing contemplated by such term sheet and the following provisions of this Section 7.1 shall no longer be applicable. If such a term sheet is not so obtained and if the Company has not abandoned the Tender Offer, the Company may, but shall be under no obligation to, prepare a list of parameters for a high yield debt offering to be conducted by the Company with the assistance of Prudential Securities Incorporated, the proceeds of which would be used to finance the Tender Offer. If the Company prepares such a list of parameters on or before August 8, 1997, and if you accept the same, the Company agrees to pursue the financing contemplated by such list of parameters. You may, by notice to the Company, terminate this Agreement in the event (a) an acceptable list of parameters for such high yield debt offering has not been presented to you on or before such date (whether or not the Company elected to prepare such a list of parameters) or (b) such offering cannot be consummated on terms which are substantially similar to (or more favorable from the Company's perspective than) those set forth in the list of parameters that you accepted. The Company may, by notice to you, terminate this Agreement in the event (x) you have not accepted a list of parameters for such high yield debt offering by such date, (y) such offering cannot be consummated on terms which are substantially similar to (or more favorable from the Company's perspective than) those set forth in the list of parameters that you accepted, or (z) the Company decides not to pursue such high yield debt financing.

     7.2 Change in Control. Either the Company or you upon notice to the other, may terminate this Agreement in the event a Change in Control Event occurs. As used in this Agreement, the term "Change in Control Event" shall mean any tender or exchange offer for all or any portion of the Company's outstanding Common Stock shall have been proposed, announced or made by another person, a merger, business combination or other similar

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transaction with or involving the Company shall have been proposed, announced or made by another person, or the Company shall have learned that any person, entity or "group," as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), excluding the parties to the Stockholders Agreement, has acquired or proposed to acquire more than 15% of the Common Stock of the Company, other than acquisitions of shares for bona fide arbitrage positions. The Company will promptly provide you with notice of any proposal received by an executive officer of the Company which may result in a Change in Control Event, and, in any event, the Company will provide you with notice of any written proposal with respect to a Change in Control Event within 24 hours of the Company's receipt of the same.

     7.3 Abandonment of Tender Offer. This Agreement shall terminate if the Company has publicly announced the abandonment of the Tender Offer (or abandoned the Tender Offer in the event that no public announcement of the Tender Offer has been made).

     7.4 Amendment to Form 13D. Upon any termination of this Agreement, if you or any of your affiliates believes, after consultation with competent counsel, that any Schedule 13D filed under the Exchange Act must be amended, you agree to cause such amendment to be provided to the Company no later than 24 hours prior to its filing with the Securities and Exchange Commission. This Section 7.4 shall survive for 30 days after any termination of this Agreement.

     7.5 Effect of Termination. If this Agreement is terminated pursuant to and in accordance with any of the provisions of this Agreement, this Agreement shall become void and have no effect, without any liability on the part of any party hereto (or its stockholders, directors or officers), provided that nothing herein shall relieve any party from liability for its breach of this Agreement.

     7.6 Employment Agreements. Until July 31, 1997, the Company and you shall each attempt to agree upon the terms and conditions of employment agreements to be entered into between the Company and certain members of its key management. The Company may, by notice to you, terminate this Agreement in the event you and the Company have not agreed upon such terms and conditions by such date; and you may, by notice to the Company, terminate this Agreement in the event the Board of Directors of the Company, despite your objections, approves by such date the terms and conditions of such employment agreements which are unacceptable to you.

8.   MISCELLANEOUS

     8.1 Waivers and Amendments. This Agreement or any provision hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     8.2 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to principles of conflicts of laws.

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     8.3  Choice of Forum; Consent to Service of Process.  Any suit, action or proceeding arising out of or relating to this Agreement or any agreement or obligation delivered in connection with this Agreement or any judgment entered by any court in respect thereof may be brought in the courts of the State of Oklahoma, County of Tulsa, in the United States District Court for the Northern District of Oklahoma, in the courts of the State of New York, County of New York, or in the United States District Court for the Southern District of New York, and each party hereto hereby submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding relating to this Agreement or any related agreement or obligation.

     Each party hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any agreement or obligation delivered in connection with this Agreement, brought in the courts of the State of Oklahoma, County of Tulsa, in the United States District Court for the Northern District of Oklahoma, in the courts of the State of New York, County of New York, or in the United States District Court for the Southern District of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     8.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, neither you nor the Company may assign any rights or obligations hereunder without the consent of the other, except that you may assign the right to purchase all or any portion of the Preferred Stock to one or more affiliates of Fir Tree, Inc. who agree to be bound by the Stockholders Agreement and by the representations, warranties and covenants in this Agreement.

     8.5 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties hereto with regard to the subject hereof and thereof and supersedes all prior arrangements and understandings with respect thereto.

     8.6 Representation Disclaimer. The Company shall not be deemed to have made to you any representation or warranty other than as expressly made by the Company in this Agreement. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Company in Section 3 hereof, the Company makes no representation or warranty to you with respect to:

          (a) any projections, estimates or budgets heretofore delivered to or made available to you with respect to future revenues, expenses or expenditures or future results of operations of the Company and/or its subsidiaries; or

          (b) except as expressly covered by a representation and warranty contained in Section 3 hereof, any other information or documents (financial or otherwise) made available to you or your counsel, accountants or advisers with respect to the Company.

     8.7 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been delivered on the date delivered

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by hand, telegram, facsimile or by similar means, on the next day following the day when sent by recognized courier or overnight delivery service (fees prepaid), or on the third day following the day when deposited in the U.S. mail, registered or certified (postage prepaid), addressed: (a) if to you, at your address set forth above, or at such other address as you shall have furnished to the Company in writing in accordance with this Section 8.7, or (b) if to the Company, at its address set forth above, or at such other address as the Company shall have furnished to you in writing in accordance with this Section 8.7.

     8.8 Severability. In case any provision of this Agreement not material to the benefits intended to be conferred hereby shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     8.9 Finder's Fees. Each of the Company and each of you (a) represents and warrants to the other that no finder or broker has been retained by it or you in connection with the transactions contemplated by this Agreement and (b) hereby agrees to indemnify and to hold the other, and its respective officers, directors and controlling persons, harmless from and against any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which it, or any of its employees or representatives, are responsible.

     8.10 Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the issuance of the Preferred Stock, regardless of any investigation made by any party hereto.

     8.11 Payment of Expenses. Except as set forth in Section 2.2 above and this Section 8.11, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. The Company hereby agrees to reimburse Tannenbaum and his affiliates for reasonable out-of-pocket costs incurred in connection with the transactions contemplated hereby, including without limitation travel costs and reasonable attorneys' and accountants' fees and expenses, within 10 days after the Company's receipt of a statement with respect to such costs and appropriate supporting documentation. This Section
8.11 shall survive any termination of this Agreement.

     8.12 Other Documents. The parties to this Agreement shall in good faith execute such other and further instruments, assignments or documents as may be necessary or advisable to carry out the transactions contemplated by this Agreement.

     8.13 Titles and Subtitles. The titles of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. References herein to Exhibits to this Agreement shall be deemed to incorporate such Exhibits by reference.

     8.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     8.15 HSR Act. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, any appropriate action under the HSR Act with respect to the transactions contemplated hereby and the conversion of the Preferred Stock, including without limitation promptly making their respective filings, if any, which are required under the HSR Act.

     If you are in agreement with the foregoing, please sign the form of acceptance in the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between you and the Company.

                              T/SF COMMUNICATIONS CORPORATION


                              By:  /s/ Howard G. Barnett, Jr.
                                 -----------------------------------------------
                                 Howard G. Barnett, Jr.
                                 Chairman, President and Chief Executive Officer


     The foregoing Agreement is hereby accepted as of the date first above written.

                              TENSING, L.L.C.


                              By:   /s/ Jeffrey Tannenbaum
                                  ----------------------------------------------
                                  Name:   Jeffrey Tannenbaum
                                        ----------------------------------------
                                  Title:  Member
                                         ---------------------------------------


                              FIR TREE, INC. d/b/a Fir Tree Partners


                              By:  /s/ Jeffrey Tannenbaum
                                 -----------------------------------------------
                                 Jeffrey Tannenbaum
                                 President


                              /s/ Jeffrey Tannenbaum
                              --------------------------------------------------
                              Jeffrey Tannenbaum

                                   EXHIBIT A

                        T/SF COMMUNICATIONS CORPORATION


                         Certificate of Designation of
                   Preferences and Rights of Preferred Stock
                    By Resolution of the Board of Directors
                    Providing for an Issue of 150,000 Shares
                       of 9% Convertible Preferred Stock


     The undersigned, Howard G. Barnett, Jr., the Chairman, President and Chief Executive Officer of T/SF Communications Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with Section 151 thereof, does hereby certify that:

     FIRST, pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the following preambles and resolution were duly adopted by the Board of Directors of the Corporation at a meeting thereof duly and validly held on June 30, 1997:

          WHEREAS, the Certificate of Incorporation of the Corporation (the "Certificate") was filed with the Secretary of State of the State of Delaware on March 17, 1989, and has not been amended; and

          WHEREAS, the Certificate provides for a class of shares of stock designated "Preferred Stock" and authorizes the Board of Directors of the Corporation (the "Board of Directors") to establish one or more series of Preferred Stock and to fix and determine the relative rights and preferences of the shares of Preferred Stock or any series thereof so established; and

          WHEREAS, no series of Preferred Stock has heretofore been designated; and

          WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to establish a series of Preferred Stock and to fix and determine the relative rights and preferences thereof;

          NOW, THEREFORE, BE IT RESOLVED, that a series of Preferred Stock of the Corporation be, and it hereby is, designated "9% Convertible Preferred Stock," that the number constituting such series is one hundred fifty thousand (150,000) shares, and that the rights, preferences, limitations, and restrictions of the 9% Convertible Preferred Stock, shall be as follows:

     1. Dividends.
        ---------

               (a) Each share of 9% Convertible Preferred Stock shall entitle the holder of record thereof to receive cumulative cash dividends at the annual rate of $3.33 per share. Dividends shall accrue daily and accrued dividends for any period of less than one year shall be computed on the basis of the number of days elapsed out of a 365-day or 366-day year, as the case may be. Dividends shall be payable each year on the last day of June (the "Dividend Payment Date") in the amount accrued to such Dividend Payment Date; provided, however, that dividends shall be required to be paid only (i) to the extent the Corporation may lawfully do so and (ii) if the Board of Directors has determined, in its sole discretion, that dividends should be paid by the Corporation; and provided further, if the Corporation may not lawfully pay all the dividends it is required to pay under this
          Section 1(a) on any Dividend Payment Date, it shall pay on such date all the dividends it may lawfully pay ratably among the holders of 9% Convertible Preferred Stock and, at the earliest time or times thereafter when it may lawfully pay any or all of the balance of such dividends, it shall do so. If the Corporation does not pay dividends on any Dividend Payment Date because the Board of Directors has not approved such payment, it shall pay such dividends at a later time when it may lawfully do so and following approval of such payment by the Board of Directors. Dividends on each share of 9% Convertible Preferred Stock shall commence to accrue and shall be cumulative from expiration of the Conversion Period (as defined in Section 4 below), whether or not they are earned, declared, or lawfully payable. If any dividend which is required to be paid on any Dividend Payment Date is not paid for any reason, such unpaid dividend shall not bear any interest.

               (b) Once the dividends provided for in Section 1(a) above have been paid, each share of Common Stock and 9% Convertible Preferred Stock shall entitle the holder of record thereof to receive dividends at the rate to be determined by the Board of Directors, out of funds legally available therefor, when and as declared by the Board of Directors with respect to such classes of stock; provided, however, that no dividend or other distribution shall be declared or paid on shares of Common Stock unless an equivalent dividend or distribution on the outstanding shares of 9% Convertible Preferred Stock shall have been paid or declared and a sum sufficient for the payment thereof set apart. For purposes of the declaration or payment of dividends or other distributions, a dividend or distribution on shares of 9% Convertible Preferred Stock shall be deemed "equivalent" to a dividend or distribution on shares of Common Stock if the dividend or distribution declared or paid on each outstanding share of 9% Convertible Preferred Stock entitles the holder thereof to the same money or other property to which the holder would have been entitled if the holder held the number of shares of Common Stock into which such share of 9% Convertible Preferred Stock is then convertible or, if the Conversion Period is not then in effect, would have been convertible if the Conversion Period was then in effect.

          2.  Liquidation.  Upon any voluntary or involuntary liquidation,
              -----------
     dissolution or winding up of the Corporation, each holder of record of shares of 9% Convertible Preferred Stock shall be entitled, before any distribution is made on shares of Common Stock, to be paid Thirty-Seven Dollars ($37.00) per share of 9% Convertible Preferred Stock held by such holder, plus an amount equal to all accrued and unpaid dividends on each such share through the date fixed for distribution. This Section 2 shall not be deemed to require the distribution of assets to the holders of 9% Convertible Preferred Stock in the event of a merger, consolidation, sale, transfer or lease of all or substantially all of the Corporation's assets if such transaction does not in fact result in the dissolution, liquidation or winding up of the Corporation.

          3.  Voting.  Until the expiration of the Conversion Period, the 9%
              ------
     convertible Preferred Stock shall vote with the Common Stock on an as-converted basis. Thereafter, except as set forth in this Section 3 or as otherwise required by law, a share of 9% Convertible Preferred Stock shall not entitle the holder thereof to vote on any matter brought before the stockholders of the Corporation for a vote. The holders of the 9% Convertible Preferred Stock shall be entitled to vote as a class upon any proposed amendment to the Certificate or this Certificate of Designation with respect to the shares of 9% Convertible Preferred Stock, if such amendment would alter or change the powers, preferences or special rights of the shares of 9% Convertible Preferred Stock so as to affect them adversely.

          4.  Conversion.  During the 30-day period commencing on the 90th day
              ----------
     after the issuance of a share of 9% Convertible Preferred Stock (the "Conversion Period"), such share of 9% Convertible Preferred Stock shall be convertible at the option of the holder of record thereof into a number of shares of Common Stock equal to the Conversion Ratio (as hereinafter defined); provided, that no fractional share of Common Stock shall be issued, but in lieu thereof one share of Common Stock shall be issued. The Conversion Period shall be extended until the fifth day after the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is applicable to such conversion, so long as any filing which is required to be made by the holder under such Act is made on or before the commencement of the Conversion Period. Conversion of such share of 9% Convertible Preferred Stock shall be effected by surrender of such holder's certificate representing such share of 9% Convertible Preferred Stock accompanied by a written notice from such holder addressed to the Corporation requesting the conversion. Upon conversion, holders of converted shares of 9% Convertible Preferred Stock will be issued certificates representing the shares of Common Stock to which they are entitled. The "Conversion Ratio" at the effective date of the original Certificate of Designation with respect to the shares of 9% Convertible Preferred Stock shall equal one (1.0). Thereafter, upon any stock split, stock dividend, subdivision or combination of shares of Common Stock (an "Adjustment Event"), the Conversion Ratio shall be adjusted such that immediately upon the occurrence of such Adjustment Event the holder of a share of 9% Convertible Preferred Stock shall be entitled to convert (assuming, if the Conversion Period is not then in effect, that the Conversion Period was then in effect) such share of 9% Convertible Preferred Stock into the number of shares of Common Stock which such holder would have been entitled to receive if such holder had converted such share of 9% Convertible Preferred Stock into Common Stock immediately prior to such Adjustment Event. Any adjustment of the Conversion Ratio shall be effective as of the record date for the Adjustment Event giving rise to the adjustment.

          5.  Redemption.  At any time after the first anniversary date of the
              ----------
     issuance of a share of 9% Convertible Preferred Stock, the Corporation may, in its sole discretion, redeem such share of 9% Convertible Preferred Stock by paying the holder of record thereof Thirty-Seven Dollars ($37.00) for such share of 9% Convertible Preferred Stock, plus an amount equal to all accrued and unpaid dividends on such share through the date of such redemption.

     SECOND, that this Certificate of Designation of Preferences and Rights of 9% Convertible Preferred Stock shall become effective upon its being filed with the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, T/SF Communications Corporation has caused this Certificate of Designation of Preferences and Rights of 9% Convertible Preferred Stock to be signed by Howard G. Barnett, Jr., as Chairman, President and Chief Executive Officer, as of the ______ day of ___________________, 1997.

                                T/SF COMMUNICATIONS CORPORATION



                                By:
                                   ---------------------------------------------
                                         Howard G. Barnett, Jr.
                                         Chairman, President and Chief
                                         Executive Officer